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Vertro, Inc.
November 9, 2011
4:30 p.m. ET

PARTICIPANTS
Corporate Participants
Michael Buchanan - Investor Relations, Vertro, Inc.
Peter A. Corrao - President, Chief Executive Officer & Director
James G. Gallagher - Chief Financial & Accounting Officer
Robert D. Roe - Senior Vice President & General Manager
Other Participants
Eric Martinuzzi - Analyst, Craig-Hallum Capital Group LLC
John Gilliam - Analyst, Point Clear Strategic Capital

MANAGEMENT DISCUSSION SECTION
Operator: Good day, ladies and gentlemen, and welcome to the Vertro, Inc. Third Quarter 2011 Financial Results. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference is being recorded.

I'd now like to introduce your host for today's conference, Mike Buchanan, Director of Investor Relations. You may begin.
Michael Buchanan, Investor Relations, Vertro, Inc.
Thank you, and good afternoon, everyone. Welcome to Vertro's third quarter 2011 financial results conference call. Joining me on the call today are President and CEO, Peter Corrao; CFO, Jim Gallagher; and General Manager, Rob Roe.

I'd like to remind everyone that today's comments include forward-looking statements. These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those in the forward-looking statements. These risks and uncertainties will be outlined at the end of this conference call and are also detailed in our filings with the SEC.

Before handing over to Peter, let me review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability-based metrics to evaluate our period-to-period and year-over-year performance. They are: EBITDA, earnings and continued operations before interest, income taxes, depreciation and amortization; adjusted EBITDA, EBITDA as adjusted for non-cash compensation expense and non-recurring items, adjusted income loss and adjusted income or loss per share. A description of our reasons for utilizing these measures as well as our definition of them and a reconciliation to the corresponding GAAP measurements can be found in the earnings release we issued today.

Certain of the ALOT user metrics we'll be discussing this afternoon are broken out by Region One and rest-of-the-world, ROW. As a reminder, Region One comprises English speaking users in the U.S., Canada, United Kingdom, Ireland, Australia and New Zealand. To comply with the SEC's guidance on fair and open disclosure, we have made this conference call publicly available via audio webcast through the Investor Relations section of our website at www.vertro.com, and a replay of this conference call will be available for 90 days.

I'd now like to turn the call over to our President and CEO, Peter Corrao. Peter?

Peter A. Corrao, President, Chief Executive Officer & Director
Thanks, Mike, and good afternoon, everyone. Thank you for joining us. During the third quarter of 2011, Vertro was presented with a combination of challenges that affected our revenues and overall results, some of which originated in the second quarter and were largely brought under control in the third quarter and early in our current quarter.

While I'm disappointed with the results for the quarter, I'm pleased with the response from our teams. We moved quickly and put in initiatives in place to address the changes in our business and as a result we exited the quarter on a more sound footing and the stage has been set for improvements in our financial results.

We had anticipated a down-quarter due to the effects of the change in our Search Engine Results Page or SERP, which was implemented in June of 2011. Initially we were uncertain as to how the changes in the SERP configuration would affect our buying model and how it would affect our ability to acquire users. Therefore, we decided to reduce our daily customer acquisition costs or ad spending in June and July. The residual effects from the reduction in ad spending resulted in fewer total users and subsequently decreased user revenues early in the quarter.

Customer acquisition costs are recognized in the period in which they are spent, but the user monetizes over a longer lifetime than the current period. However, in the middle of the third quarter, the rollout of the new Homepage product began to show significant increases in the expected Life Time Value or LTVs per user, compared to our recent trends. Based on these expected LTVs, we increased our spending at this point and continued to spend throughout the remainder of the quarter under the assumption that most of the benefit of this spending will be received over the Life Time Value of the users in subsequent future quarters.

So our strong spending late in the quarter was immediately expensed, which added to our losses in Q3, while the majority of our revenue should be realized in Q4 and throughout the remainder of 2012. In order to properly assimilate the SERP changes and its effect on our user base, we adjusted our buying model, basically rebuilt it and we gradually accumulated new reliable pricing data. Indirectly, this caused some buying inefficiencies, making us unable to acquire our desired number of users at appropriate prices.

These inefficiencies arose from our lack of pricing history, which I just mentioned, and caused the average cost to acquire a user to increase. We also experienced buying inefficiencies due to the changes to our direct marketing advertisements. They are required to be made at the request of a third-party advertising network.

This issue was addressed successfully at that time, where we continued to develop new advertising methods as third-party requirements evolved. We continue to work through the advertising policy issues and we believe that the application of our new methods will enable us to achieve the needed margin levels and volumes required for growth. Additionally, the mandated change to our SERP that was implemented in June caused a reduction in the number of overall advertising impressions, driving down click-through rates on advertising.

Total search queries fell by 7% to 250 million queries. Queries made by users in English-speaking countries fell by 10 million or 9%, while queries made in the Rest of the World fell by 7.4 million or 4.9%. Total users fell by 100,000 or 1% from 8.3 million to 8.2 million users. The impact on revenues, however, was more significant. There was a shift in the consumer mix during that quarter. While there was reduction in users in Region One, there was a corresponding increase in users in our non-English speaking markets or what we call the Rest of the World, where the growth is high. However, total revenue per user is lower in the Rest of World due to lower advertising rates in these markets.

Overall, Vertro's international users have increased as a percentage of total users to 58%, whereas Region One users represent 42% of total quarter-end figures. As of the end of Q3, we had 3.9 million Region One users, a decline of 200,000 users or approximately 4.9%, compared to Q2 and 4.3 million Rest of World users, an increase of 100,000 users or approximately 2.4% from the prior quarter.

Lastly, gross revenue achieved during the quarter did not meet our target set with key monetization partners in a tiered rate structure. This resulted in a reduction of our revenue sharing rates from June through September, driving down net revenues per click and per search.

So, as you could see, we faced a number of challenges to our revenue model during the third quarter, most of which arose from the mandated change to our SERP. We believe we've addressed the challenges -- the changes to our SERP presented, and have made appropriate changes to our buying model. During the later half of the quarter, when we were confident as to the consistency of our results, we increased our ad spending to prior levels and we anticipate that this should result in a rebound in the fourth quarter and we're poised to capitalize on the upcoming holiday buying season, as we will be operating at those improved levels.

I'd like to now touch on a positive trend and the expected drivers of our future growth. We believe our average daily revenue reached its bottom in Q3 and current rates are 20% above that low point. This should enable us to achieve gross revenue targets at a higher shared revenue sharing rate at some point during the fourth quarter. Attrition rates improved across key worldwide markets due to better targeting, as well as product enhancements and the introduction of our new, a more simple Homepage.

The introduction of the new Homepage has resulted in significant improvements in revenue per install, which increased the revenue achieved -- average rates above 30% compared to recent trends. We believe the new version of our Homepage product, strong increase in revenue rates are due to a combination of better performance, increased usage, as well as lower attrition rates, which I just mentioned.

The company continues to build on its already strong base of app offerings, adding apps design to appeal to the user in established areas of interest, such as general user-friendly utility apps and those focused on entertainment, music and online shopping, food, games, social media, social networks. We expect the new apps to further increase distribution and we have a continuing pipeline of releases planned.

Some of the new apps are also designed to increase the Life Time Value of our users by lowering attrition, while others are designed to enable us to diversify our revenue stream by increasing non-search revenue. Optimally, our new products will include a component of all three of these goals in varying degrees. We expect to return to growth in Q4, realizing gradual improving returns, and we look forward to achieving our revenue goals based on the organic growth that we expect to generate from the continued successful execution of our Appbar strategy.

Now, before turning the call over to Jim, I wanted to take a moment to talk specifically about our planned merger with Inuvo, Inc. as it's an important component to our long-term strategic plans. Let me start off by saying that with the guidance of our investment bankers, the merger was decided after both companies conducted market testing, extensive due diligence and a fairness analysis, Vertro's Board determined that recommending this particular transaction would be in the best interest of our stockholders.

The combination of the two companies has a great potential and should allow us to monetize an enormous amount of traffic over diverse revenue streams, such as search, e-commerce, display and affiliate programs. In addition, the synergies we expect to realize will affect both earnings and revenues.

The anticipated cost savings should have an immediate effect on our earnings, while the combination of the various products will enable us to offer increasingly rewarding benefits that will attract and retain consumers and result in increasing revenues.

In regards to product potential, we believe the combination of ALOT direct-to-consumer and the marketing experience and existing user base provides an excellent platform for the distribution of consumer applications, will enable us to more aggressively compete in the multi-platform distribution of Internet publishing sector.

We expect to build apps similar in concept to Vertro's ALOT Rewards app, which was a collaborative product that we released during the third quarter using Inuvo's BargainMatch platform. These apps should help us increase retention or Life Time Value of the user and greatly increase search revenues per user. Additionally, we believe we'll be able to attract users who would give us a significantly higher value through revenues-generating capabilities that the Inuvo products, such as BargainMatch or their Kowabunga product, for example, bring to the table.

Aside from the synergies in the two companies product and the potential they have, the combination should immediately impact our bottom line. Our operational cost savings should be approximately $2.4 million annually, obtained through the elimination of redundant public company costs and other operating efficiencies.

So, in summary, the merger capitalizes on increasing growth in the Internet user experience and our combined strength in attracting and keeping high quality users. We expect that synergies and cost savings as a combined company should achieve the goal of increasing shareholder value immediately and over the longer term.

And I'm extremely excited at our company's potential to attract and retain consumers in order to provide them with multiple options to engage in the Internet. We believe that further opportunities in global markets will be significant going forward. Our plan is to simulate the company's operations and their products as quickly as possible after the expected closing.

Most importantly, we expect to produce adjusted EBITDA profit, excluding deal cost in the first quarter of operations as a combined company. We expect the registration statement on Form S-4 for the transaction to be filed early next week.

As we continue to move forward through the remainder of the fourth quarter and into 2012, we'll continue to focus on attracting new, high quality, longer-term users that will further increase distribution and Life Time Value through greater user retention, as well as diversify revenue streams through multiple product offerings.

Overall, we believe that we've met the challenges presented during Q2 and again in Q3 regarding the SERP changes. While it was a temporary setback, we believe that the issues were dealt with effectively within that quarter. We are also looking forward to return to growth in Q4 and beyond and we look forward to the coming quarters in the prospects of both strong organic growth and synergistic growth that we expect to arise from our planned merger with Inuvo, Inc.

So with all that said, let me hand the call over to Jim Gallagher, our CFO to discuss our financial results. Jim?

James G. Gallagher, Chief Financial & Accounting Officer
Thanks, Peter, and good afternoon, everyone. As Peter explained, Q3 presented Vertro with a number of challenging issues, primarily concerning the changes we are required to make to our SERP that impacted revenues and overall results.

For the quarter, total revenues were $6.3 million compared to $7.5 million in Q2 2011. This represents a decline of approximately $1.2 million. As Peter outlined, the revenue decline was a result of a number of external factors arising from the mandated change in our SERP, as well as an internal decision to reduce customer acquisition costs during June and July.

As previously noted, the reduction in our customer acquisition costs directly causes a decline in users, which results in fewer searches and consequently reduces revenues. While the factors were all interrelated, I will put it simply that we are unable to acquire our desired number of users at the appropriate prices. With that said, we are in the process of returning to growth during the fourth quarter, as our direct marketing efforts are back on track, we are broadening our scope and scale of product offerings and our operating expense or OpEx remains steady.

As to OpEx, we are able to maintain tight controls of our expenses with total operating cost of approximately $2.2 million, which is the same as the prior quarter, after making substantial cuts to our cost in the first quarter of 2011. We experienced a loss from continuing operations in the third quarter of 2011 of approximately $1.6 million or $0.22 per diluted share, as compared to a loss from continuing operations of $300,000 or $0.05 per diluted share in the previous quarter.

EBITDA and adjusted EBITDA for the quarter of 2011 -- third quarter 2011 reflected a loss of $1.3 million and $0.9 million respectively, as compared to an EBITDA loss of $0.2 million and adjusted EBITDA income of $100,000 in the prior quarter.

Adjusted net income was $12 million or $1.60 per diluted share in the third quarter of 2011. This figure is the direct result of income from discontinued operations of approximately $13 million during the quarter. As some of you may recall, in March of 2009 we sold the assets of our former MIVA Media division and transactions and adjustments related to the MIVA Media division, where their assets are classified as discontinuing operations. This quarter's net income from discontinuing operations represents the reversal of the accumulation of prior net foreign currency translation adjustments of approximately $12.9 million that arose as part of the former MIVA Media EU operations.

During the quarter, the accumulated balance was released to income as the related foreign entities net assets have been substantially liquidated. Cash and cash equivalents decreased to $4 million as of September 30, 2011, a decrease of approximately $0.9 million from June of 2011 cash, which was $4.9 million. The decrease was primarily due to reduced cash flow from operations, as we tackled the issues, Peter previously outlined.

We believe that we currently have sufficient cash from continuing operations and I want to point out that we're continuing to maintain our untapped financing facility with Bridge Bank of approximately $8 million, which was renegotiated back in June of 2011.

With that I'm going to turn the call back to the operator for any questions. Jen?

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] And our first question comes from Eric Martinuzzi with Craig-Hallum.

<Q - Eric Martinuzzi - Craig-Hallum Capital Group LLC>: Thanks for taking my question. I appreciate the commentary on the Inuvo transaction. Just curious to know with the filing of the S-4 if that gives you any better sense of timing for the potential closing of the acquisition?

<A - James Gallagher - Vertro, Inc.>: We're really looking towards probably the [audio gap] (18:10) quarter 2012 to get things wrapped up and to move it forward from there.

<Q - Eric Martinuzzi - Craig-Hallum Capital Group LLC>: I'm sorry, you cut out there. Could you repeat what you just said?

<A - James Gallagher - Vertro, Inc.>: Yes. What I said was if we file it next week, we'll go through an SEC process and then we'll probably be in a position to get this fairly well wrapped up by the early part of 2012, that is the first quarter of 2012.

<Q - Eric Martinuzzi - Craig-Hallum Capital Group LLC>: Okay, got you. All right. And then the -- your language, it's obviously you're a little bit more encouraged, you see some positive trends, you're using words like prepared for a rebound and there is a return to growth in Q4. Is that to say sequential growth in Q4 versus Q3?

<A - Peter Corrao - Vertro, Inc.>: Yes. Well, look we're falling short of making a big proclamation, Eric, because we've had such a tough time of it in Q3. We think that we'll grow revenues, we think that we'll have EBITDAs in Q4, we think we'll get really all of our metrics going again, including we've got to get our users going again, and we've got to get our ratio back to 50:50 of Region One -- or closer to 50:50 on Region One and Rest of the World. So we had a tough goal of it. The SERP change knocked us on our butt pretty well, but we think we've got that behind us, it almost was offset by the changes that we made to the product.

We've got some ongoing issues with our ability to attract new users, but we think we've got a fix in place for all of that and we can get back to growth again. As you know, we've dropped -- or as you don't know maybe, in Q3 we again dropped our OpEx down.

We anticipate -- besides ad spending, we anticipate bringing OpEx down again in Q4, I guess, right, Jim, another $30,000, $40,000, $50,000 possibly. So we think we are on good shape on all fronts. If we can get buying going again, which we're feeling pretty good about, get our growth going again, we think that our Life Time Value expectations for consumers are as good as they've ever been right now in recent histories.

So when I say take recent histories, Rob, I guess I'd stay back into the '09 and '10 range when we are on a bit of a roll there. We've got LTVs now back to those ranges there. So if that falls through on enough volume of users, we project that that we could have a pretty good quarter coming up in Q4.

<Q - Eric Martinuzzi - Craig-Hallum Capital Group LLC>: Okay. And the assumption then, you talked about, obviously, you're working towards having a positive EBITDA in Q4. Is the implication there then that the cash on the balance sheet would rise in the December 31 snapshot?

<A - James Gallagher - Vertro, Inc.>: Eric, I think we're really looking at something as maintaining a comparable balance to where we are right now.

<A - Peter Corrao - Vertro, Inc.>: We'll probably spend it on advertising.

<A - Peter Corrao - Vertro, Inc.>: We're looking just to give some color to what Peter had mentioned before, our average OpEx for the third quarter of 2011 was down to about $733 per month. We are anticipating to be lower than that in the fourth quarter. By comparable amounts, if you looked at the first quarter we were at about $933. So there is a significant reduction of almost $200 per month that's been factored in there from the first quarter to the third quarter. Now we've gone through some cost reductions and things like that, but we continue to really watch the operating expenses as much as we possibly can and obviously conserve cash where we possibly can do that as well.

<A - Peter Corrao - Vertro, Inc.>: Well, but the cash issue, Eric's point was if we were expecting to make money in EBITDA then would that translate to cash, my point, Jim and for Eric's and the rest of them is, because we are trying to still grow our base, our cash may then drop a little bit, but not below the numbers you are talking about, simply because we would continue to spend if we could do through the holiday period.

<A - James Gallagher - Vertro, Inc.>: That's true. That's true.

<Q - Eric Martinuzzi - Craig-Hallum Capital Group LLC>: Then the customer acquisition cost, maybe let me ask it a different way. The customer acquisition cost was $5.2 million in Q3, and it was $5.2 million in Q2. You are saying you would be greater than that is the expectation in Q4?

<A - Robert Roe - Vertro, Inc.>: Hey, Eric, this is Rob. I think so. Of course, it all depends on how it goes towards the holiday period, and there's always a lull towards the end of the year and it will depend on how the performance on a particular LTVs from that period how that looks. So definitely we're going to be adjusting throughout the period, but our anticipation is that it would be higher.

<Q - Eric Martinuzzi - Craig-Hallum Capital Group LLC>: Okay, I think I follow that. And then one last one if I may. As I looked at the non-financial metrics, you seem to obviously had the same issues across the Board as you're overhauling the SERP, the Search Engine Results Page in accordance with your partner's desires here. But it looks like the Region One versus the Rest of World, it seems like the Region One fell off more. If I look at the search queries, I see just sequentially Region One down 9% sequentially, but Rest of World only down roughly 5% sequentially, what's the explanation there?

<A - Robert Roe - Vertro, Inc.>: Again, it's all driven by customer acquisition. So we've had more success in non-Region One acquisitions in terms of meeting the desired margin targets, which had particular success in a couple of markets, one in Latin America and one in Europe. So that has definitely driven some of the disproportionate growth in non-Region One. Obviously, we'd like to grow Region One too. We'd like to grow the whole thing in proportion and that's certainly going to be our goal for Q4, but it's really driven mostly by acquisitions.

<A - Peter Corrao - Vertro, Inc.>: So, one of the things, just to build on what Rob was saying, I think he is right on the nose with that, but when the SERP change hit us, as you know, Eric, we monitor our CPA, our cost for getting in and our LTV on a product-by-product basis, much less on a country basis. Also no secret that some of the international markets actually have higher margins for us than the English speaking markets.

So when we decided to cut back on our spending in Q2 and Q3, because we didn't know what the new LTVs would be. Because our greater margins were in the non-English speaking countries, we were able to continue to spend in some of those, because we were pretty certain that we would be okay. But we weren't able to spend into some of the Tier 1 markets where we weren't certain we would be okay. So I think we're still certainly live in the residuals of that.

<Q - Eric Martinuzzi - Craig-Hallum Capital Group LLC>: I understand. Thanks for taking my questions.

<A - Peter Corrao - Vertro, Inc.>: Sure, good questions. Thanks, Eric.

Operator: Thank you. Our next question comes from John Gilliam with Point Clear Strategies.

<Q - John Gilliam - Point Clear Strategic Capital>: Good afternoon gentlemen. You mentioned some changes to your advertising that was required by third-party. Could you provide a little more color on that?

<A - Robert Roe - Vertro, Inc.>: Hey John, this is Rob.

<A - Peter Corrao - Vertro, Inc.>: Not too much, please.

<A - Robert Roe - Vertro, Inc.>: Yes, I think, so John, we definitely we experienced some - well, we always have to deal with third-party requirements for advertising.

<Q - John Gilliam - Point Clear Strategic Capital>: Okay.

<A - Robert Roe - Vertro, Inc.>: So, all of the advertising networks that we work with have policies and policies generally -- they generally apply to all advertising and there is also policies that's applied specifically to advertisers who distribute software. We had an incident in June, which affected us going into Q3, because that was the tail-end of Q2. So, obviously most of our investment in advertising or customer acquisition towards the end of the quarter really has most of its impact in the following quarter, and we believe we successfully addressed those issues. There were specific changes that we made, which I won't go into detail on, that we felt were effective.

We did have - more recently faced additional challenges with advertising policy changes and we've made changes that address those. And some of the things that we learned early in Q3 and at the end of Q2 are directly applied to the more recent issues and we believe we're having some success there, but it takes time to apply these changes, it takes time for us to adjust our buying model, because the model is based on analyzing the history of a campaign, and if we are required to make a significant change to our methods that's disruptive for that campaign then we end up having to basically build a new historical model to then optimize the costs or the pricing of the advertising that we're buying. So it definitely is disruptive and it definitely takes days and weeks to resolve, but not months.

<Q - John Gilliam - Point Clear Strategic Capital>: Okay. And is it related to the consumers opting in or out of the various products that we offer with each campaign?

<A - Robert Roe - Vertro, Inc.>: No, we haven't made any changes to our products or the disclosure to other things about their delivery, is part of their product installation. But our changes that needed to be made to maybe advertising creative or advertising copy.

<Q - John Gilliam - Point Clear Strategic Capital>: Okay. Peter, I believe you said that you expect to hit the higher rev share at some point in Q4 with major partners, did we hit that level in October?

<A - Peter Corrao - Vertro, Inc.>: Well we don't know, or I would have claimed it, John. What happens is we get a -- from our biggest partner, we get kind of a true-up on an escrow account and we won't know what that true-up is until around the 28th or 29th, I guess, of this month, meaning the month of November. So, that will give you sense.

<Q - John Gilliam - Point Clear Strategic Capital>: Got it.

<A - Peter Corrao - Vertro, Inc.>: Give you a sense of how close it is, right. So we're right on the cusp of it. And, if I was guaranteed over we would claim it, but we are right there and it all has to do with the estimate on the payment at the end of the quarter.

<Q - John Gilliam - Point Clear Strategic Capital>: Okay.

<A - Peter Corrao - Vertro, Inc.>: I'm sorry, at the end of this month, which is truing up, October.

<Q - John Gilliam - Point Clear Strategic Capital>: Right, right. I got you. Okay. And let's see. I think that covers it. Thank you, guys.

<A - Peter Corrao - Vertro, Inc.>: Thank you.

Operator: Thank you. [Operator Instructions] And I'm showing no further questions.

Michael Buchanan, Investor Relations, Vertro, Inc.
Okay. To close this conference call contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as plan, will, intend, anticipate, believe or expect, or variations on such words and similar expressions are intended to identify such forward-looking statements, including one, our ability to successfully execute upon our corporate strategies including our proposed merger with Inuvo, Inc., two, our ability to distribute and monetize our international products at rates sufficient to meet our expectations, three, our ability to develop and successfully market new products and services, four, the potential acceptance of new products in the market, and five, the impact of changes to our monetization partners implementation guidelines.

These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including Form 10-Q for Q2, 2011 and our 10-Q for the third quarter of 2011 which we'll file. In addition, past performance cannot be relied upon as a guide to future performance. That concludes our call today. Thank you for listening.

Operator: Ladies and gentlemen this does conclude your conference. You may all disconnect and have a wonderful day.

Additional information will be filed with the Securities and Exchange Commission

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed Merger between Inuvo and Vertro will be submitted to the respective stockholders of Inuvo and Vertro for their consideration. In connection with the proposed Merger, Inuvo intends to file with the U.S. Securities and Exchange Commission (the “SEC”), a registration statement on Form S-4 that will include a joint proxy statement of Inuvo and Vertro that also constitutes a prospectus of Inuvo. The joint proxy statement/prospectus will describe the planned meeting of each of Inuvo's and Vertro's stockholders and the registration of the securities of Inuvo to be issued in the Merger. The joint proxy statement/prospectus will contain important information about Inuvo, Vertro, the proposed Merger and related matters. Inuvo and Vertro will mail the joint proxy statement/prospectus to their respective stockholders. INVESTORS AND SECURITY HOLDERS OF INUVO AND VERTRO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of all documents filed with the SEC, including by Inuvo and Vertro, when they become available, through the website maintained by the SEC at www.sec.gov. Inuvo and Vertro make available free of charge at www.inuvo.com and www.vertro.com, respectively (in the “Investors” section and the “Financial Information” section, respectively), copies of materials they file with, or furnish to, the SEC, or investors and stockholders may contact Inuvo at (727) 324-0211 or Vertro at (646) 253-0606 to receive copies of documents that each company files with or furnishes to the SEC.

Participants in the Merger Solicitation

Inuvo, Vertro, and certain of their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Inuvo and Vertro in connection with the proposed transaction. Information about the directors and executive officers of Inuvo is set forth in its proxy statement for its 2011 annual meeting of stockholders, which was filed with the SEC on May 2, 2011. Information about the directors and executive officers of Vertro is set forth in its proxy statement for its 2011 annual meeting of stockholders, which was filed with the SEC on April 29, 2011. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.